Exhibit 99
FirstEnergy Nuclear Operating Company                For Immediate Release
Davis-Besse Nuclear Power Station
5501 N. State Route 2
Oak Harbor, Ohio 43449

News Media Contact:                                  Investor Relations Contact:
Richard Wilkins                                      Kurt Turosky
(419) 321-7145                                       (330) 384-5500


            FIRSTENERGY NUCLEAR OPERATING COMPANY FINALIZES PLANS FOR
                        INSTRUMENTATION TUBES INSPECTIONS

         FirstEnergy Nuclear Operating Company (FENOC) announced today that it has finalized plans to evaluate the 52 incore monitoring instrumentation tubes on the bottom of the reactor vessel at the Davis-Besse Nuclear Power Station. The incore tubes, less than one-inch in diameter, are used to insert instrumentation through the vessel and into fuel assemblies to measure the extent of fuel usage.

         This detailed inspection plan was developed by FENOC and Framatome ANP, manufacturer of the reactor, when rust stains were found on the bottom of Davis-Besse's reactor vessel. Flow paths running down the sides of the reactor vessel suggest the rust stains resulted from previous high-pressure washing of the reactor vessel or previous refueling activities, and samples do not have the level of radioactivity that would accompany an active leak. Even so, subsequent chemical analyses have not confirmed the source of the stains.

         To further ensure that the tubes at the bottom of the reactor are not leaking, the integrity of the tubes will be tested by bringing the reactor vessel to operating pressure prior to returning the plant to service. Following cool down, a visual inspection will be conducted. As a contingency, the program includes development of a detailed process for repairing incore tubes, if any flaws are identified. The program also includes visual inspections of the incore tubes during the next scheduled outage.

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           Industry experience regarding the incore tubes has not shown any susceptibility to stress cracking. These tubes are exposed to relatively low temperatures and therefore are not expected to experience stress corrosion cracking, which is generally associated with higher temperatures. Although visual inspections of the incore tubes are not routinely conducted in the United States, inspections and testing of this equipment at 17 French plants of similar design have discovered no cracking or leaking.

         Davis-Besse is owned by Akron, Ohio-based FirstEnergy Corp., and operated by its FENOC subsidiary. FirstEnergy is a registered public utility holding company.



Forward-Looking Statements: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy market prices, legislative and regulatory changes or approvals (including revised environmental requirements), availability and cost of capital, inability to accomplish or realize anticipated benefits of strategic goals and other similar factors.


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